SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                  ORGANIC, INC.
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)

                                    68617E101
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |X|  Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No.  68617E101                  13G/A                    Page 2 of 8 Pages
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Omnicom Group Inc.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             15,283,101
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             15,283,101
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,283,101
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  68617E101                  13G/A                    Page 3 of 8 Pages
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Communicade Inc.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Neveda
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             15,283,101
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             15,283,101
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,283,101
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  68617E101                  13G/A                    Page 4 of 8 Pages
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Communicade Investment Company of Neveda, Inc.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Neveda
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             14,983,101
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             14,983,101
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,983,101
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  Organic, Inc. ("Organic")

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  510 Third Street
                  San Francisco, CA  94107

Item 2(a)         Name of Persons Filing:

                  Omnicom Group Inc. ("Omnicom")
                  Communicade Inc. ("Communicade")
                  Communicade Investment Company of Nevada, Inc. ("CICN")

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  Omnicom Group Inc.
                  437 Madison Avenue
                  New York, NY  10022

                  Communicade Inc.
                  8681 West Sahara Ave., Suite 820
                  Las Vegas, NV  89117

                  Communicade Investment Company of Nevada, Inc.
                  6100 Neil Road, Suite 500
                  Reno, Nevada  89511

Item 2(c)         Citizenship:

                  Omnicom:  New York
                  Communicade: Nevada
                  CICN:  Nevada

Item 2(d)         Title of Class of Securities:

                  Common Stock,  $.0001 par value

Item 2(e)         CUSIP Number:

                  68617E101

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  Omnicom:  CO
                  Communicade:  CO
                  CICN:  CO

Item 4   Ownership
                                        Omnicom      Communicade        CICN
                                        -------      -----------        ----
         (a) Amount beneficially       15,283,101*    15,283,101*     14,983,101
         owned:

         (b) Percent of Class:            17.3%          17.3%           17.0%

         (c)  Number of shares as to
         which such person has:

         (i) Sole power to vote or to       0              0               0
         direct the vote

         (ii) Shared power to vote or   15,283,101     15,283,101     14,983,101
         to direct the vote

         (iii) Sole power to                0              0               0
         dispose/direct the
         disposition of

         (iv) Shared power to           15,283,101     15,283,101     14,983,101
         dispose/direct the
         disposition of

         * Includes 14,983,101 shares of common stock held by CICN and 300,000 shares of common stock held by Communicade Investments Ltd., a wholly owned subsidiary of Communicade.

Item 5   Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable

Item 8   Identification and Classification of Members of the Group.

         Not applicable

Item 9   Notice of Dissolution of Group.

         Not applicable

Item 10. Certifications.

         Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                  OMNICOM GROUP INC.

                                  By:  /s/ BARRY J. WAGNER
                                       -------------------------------------
                                           Barry J. Wagner
                                           Secretary and General Counsel


                                  COMMUNICADE INC.

                                  By:  /s/ BARRY J. WAGNER
                                       -------------------------------------
                                           Barry J. Wagner
                                           Secretary


                                  COMMUNICADE INVESTMENT COMPANY OF NEVADA, INC.

                                  By:  /s/ BARRY J. WAGNER
                                       -------------------------------------
                                           Barry J. Wagner
                                           Secretary